                                                                  EXHIBIT 3.1(a)

                           ARTICLES OF INCORPORATION
                                      OF
                             WEBTV NETWORKS, INC.


                                      I.

     The name of this corporation is WebTV Networks, Inc.

                                      II.

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                     III.

     The name and address in the State of California of this corporation's initial agent for service of process is:

                              Stephen G. Perlman
                                721 Tiana Lane
                        Mountain View, California 94041

                                      IV.

     The corporation is authorized to issued one (1) class of shares, designated Common Stock, of which the corporation is authorized to issued one hundred million (100,000,000) shares.

                                      V.

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law as the same exists or may hereafter be amended.

                                      VI.

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

     The undersigned declares under penalty of perjury under the laws of the State of California that the matters set forth in the foregoing certificate are true of his own knowledge.

     Executed on this 29th day of June, 1995.


                                       ________________________________________
                                           Stephen G. Perlman Incorporator

                          CERTIFICATE OF AMENDMENT OF
                         ARTICLES OF INCORPORATION OF
                             WEBTV NETWORKS, INC.

The undersigned hereby certify that:

1. They are the President and Secretary, respectively, of WebTV Networks, Inc., a California corporation (the "Corporation").

2. Article IV of the Articles of Incorporation of the Corporation is amended in its entirety to read as follows:

     "The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares the Corporation shall have the authority to issue is one hundred million (100,000,000) shares of Common Stock, without par value, and twenty-five million (25,000,000) shares of Preferred Stock, without par value. Preferred Stock may be issued from time to time in one or more series.

     Subject to the provisions set forth in Section 6, the Board of Directors is authorized to fix the number of shares of any series of any Preferred Stock and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease, but not below the number of shares of any such series then outstanding, the number of shares of any such series subsequent to the issue of shares of that series. The first series of Preferred Stock shall be designated "Series A Convertible Preferred" and shall consist of one million five hundred ten thousand five hundred thirty-three (1,510,533) shares. The second series of Preferred Stock shall be designated "Series B Convertible Preferred" and shall consist six million five hundred sixty-seven thousand four hundred eighty-four (6,567,484) shares. The third series of Preferred Stock shall be designated "Series C Convertible Preferred" and shall consist of four million nine hundred twenty thousand five hundred sixty-eight (4,920,568) shares. The fourth series of Preferred Stock shall be designated "Series D Convertible Preferred" and shall consist of nine million five hundred ninety-six thousand nine hundred twenty-eight (9,596,928) shares.

     The relative rights, designations, preferences, qualifications, privileges, limitations and restrictions granted to or imposed upon the authorized Preferred Stock and the holders thereof are as follows:

     Section 1.  Dividends.  The holders of Series A Convertible Preferred,
                 ---------
Series B Convertible Preferred, Series C Convertible Preferred and Series D Convertible Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the annual rate of $0.0794 per share in the case of Series A Convertible Preferred, $0.1141 per share in the case of Series B Convertible Preferred, $0.4979 per share in the case of Series C Convertible Preferred and $0.7294 per share in the case of Series D Convertible Preferred held by the respective holders thereof (appropriately adjusted for any recapitalization, stock dividend, stock split, reverse stock split or similar event (each, a "Recapitalization")), payable in semi-annual installments and in preference and priority to any payment of any dividend on Junior Stock (as defined below) of the Corporation. So long as any share of Preferred Stock is outstanding, no deposit, payment, dividends or other distributions shall be made with respect to the Junior Stock until all declared dividends on the Preferred Stock have been paid or set apart. Dividends shall not be cumulative, and no right to such dividends shall accrue to holders of Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred or Series D Convertible Preferred, unless declared by the Board of Directors. "Junior Stock" means Common Stock and all other stock of the Corporation ranking junior to the Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation. Dividends, if paid or declared and set apart for payment, must be paid or declared and set apart for payment in full on Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred and Series D Convertible Preferred, as applicable.

     Section 2.  Liquidation Preference.
                 ----------------------

     (a) In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary (a "Liquidation"), the holders of each share of Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred and Series D Convertible Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Junior Stock by reason of their ownership of such stock, an amount equal to $0.9930 per share for each share of Series A Convertible Preferred, $1.63 per share for each share of Series B Convertible Preferred, $7.1130 per share for each share of Series C Convertible Preferred and $10.42 per share for each share of Series D Convertible Preferred then held by them, in each case adjusted for any Recapitalization with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on such shares (respectively, the "Series A Convertible Preferred Liquidation Preference," the "Series B Convertible Preferred Liquidation Preference," the "Series C Convertible Preferred Liquidation Preference" and the "Series D Convertible Preferred Liquidation Preference").

     (b) If the assets or property to be distributed are insufficient to permit the payment to holders of Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred and Series D Convertible Preferred of their full preferential amounts, the entire assets and property legally available for distribution shall be distributed ratably among the holders of Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred and Series D Convertible Preferred in such a manner that the preferential amount to be distributed to each such holder shall equal the amount obtained by multiplying the entire assets and funds of the Corporation legally available for distribution hereunder by a fraction, which

          (i) in the case of Series A Convertible Preferred, shall have a numerator determined by multiplying the number of shares of Series A Convertible Preferred then held by such holder by the Series A Convertible Preferred Liquidation Preference, and a denominator consisting of the sum of (A) the total number of shares of Series A Convertible

Preferred then outstanding multiplied by the Series A Convertible Preferred Liquidation Preference, (B) the total number of shares of Series B Convertible Preferred then outstanding multiplied by the Series B Convertible Preferred Liquidation Preference, (C) the total number of shares of Series C Convertible Preferred then outstanding multiplied by the Series C Convertible Preferred Liquidation Preference and (D) the total number of shares of Series D Convertible Preferred then outstanding multiplied by the Series D Convertible Preferred Liquidation Preference; and

          (ii) in the case of Series B Convertible Preferred, shall have a numerator determined by multiplying the number of shares of Series B Convertible Preferred then held by such holder by the Series B Convertible Preferred Liquidation Preference, and a denominator consisting of the sum of (A) the total number of shares of Series A Convertible Preferred then outstanding multiplied by the Series A Convertible Preferred Liquidation Preference, (B) the total number of shares of Series B Convertible Preferred then outstanding multiplied by the Series B Convertible Preferred Liquidation Preference, (C) the total number of shares of Series C Convertible Preferred then outstanding multiplied by the Series C Convertible Preferred Liquidation Preference and (D) the total number of shares of Series D Convertible Preferred then outstanding multiplied by the Series D Convertible Preferred Liquidation Preference;

          (iii) in the case of Series C Convertible Preferred, shall have a numerator determined by multiplying the number of Series C Convertible Preferred then held by such holder by the Series C Convertible Preferred Liquidation Preference, and a denominator consisting of the sum of (A) the total number of shares of Series A Convertible Preferred then outstanding multiplied by the Series A Convertible Preferred Liquidation Preference, (B) the total number of shares of Series B Convertible Preferred then outstanding multiplied by the Series B Convertible Preferred Liquidation Preference, (C) the total number of shares of Series C Convertible Preferred then outstanding multiplied by the Series C Convertible Preferred Liquidation Preference and (D) the total number of shares of Series D Convertible Preferred then outstanding multiplied by the Series D Convertible Preferred Liquidation Preference; and

          (iv) in the case of Series D Convertible Preferred, shall have a numerator determined by multiplying the number of Series D Convertible Preferred then held by such holder by the Series D Convertible Preferred Liquidation Preference, and a denominator consisting of the sum of (A) the total number of shares of Series A Convertible Preferred then outstanding multiplied by the Series A Convertible Preferred Liquidation Preference, (B) the total number of shares of Series B Convertible Preferred then outstanding multiplied by the Series B Convertible Preferred Liquidation Preference, (C) the total number of shares of Series C Convertible Preferred then outstanding multiplied by the Series C Convertible Preferred Liquidation Preference and (D) the total number of shares of Series D Convertible Preferred then outstanding multiplied by the Series D Convertible Preferred Liquidation Preference.

     (c) After payment has been made to the holders of Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred and Series D Convertible Preferred of the full preferential amounts to which they shall be entitled as aforesaid, the holders of the Junior Stock shall be entitled to receive distributions of the remaining assets of the Corporation in proportion to their respective ownership of Junior Stock.

     (d) For purposes of this Section 2, a Liquidation shall be deemed to be occasioned by, or to include (i) a merger or consolidation of this Corporation (excluding any merger effected exclusively for the purpose of changing the domicile of this Corporation), or (ii) a sale of all or substantially all of the assets of this Corporation, unless in either case this Corporation's shareholders of record as constituted immediately prior to such transaction will, immediately after such transaction (by virtue of securities issued in such transaction or otherwise), hold at least 50% of the voting power of the surviving or acquiring entity.

     Section 3.  Voting Rights.
                 -------------

     (a) Except as otherwise required by law or by Section 3(b) or Section 6, the holder of each share of Common Stock issued and outstanding shall have one vote and the holder of each share of Preferred Stock issued and outstanding shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited, such votes to be counted together with all other shares of stock of the Corporation having general voting power and not separately as a class. Holders of Common Stock, Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred and Series D Convertible Preferred shall be entitled to notice of any shareholders' meeting made in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Preferred Stock shall not, however, be permitted and any fractional voting rights shall (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) be rounded to the nearest whole number.

     (b) So long as the holders of Series D Preferred Stock hold at least ten percent (10%) of TVP (as defined in Section 4(d)(i)(5) below), (i) the holders of Series D Preferred Stock, voting separately as a class, shall have the right to elect one member of the Board of Directors of this Corporation (the "Series D Director"), and (ii) the remaining members of the Board of Directors of this Corporation (collectively, the "Other Directors") shall be elected by the holders of Preferred Stock and the holders of Common Stock, voting together as a class in accordance with Section 3(a). So long as the holders of Series D Preferred Stock hold at least ten percent (10%) of TVP, the Series D Director may be removed from the Board of Directors only by the affirmative vote of the holders of a majority of Series D Preferred Stock, voting separately as a class, and the Other Directors may be removed from the Board of Directors only by the affirmative vote of the holders of a majority of Preferred Stock and Common Stock, voting together as a class in accordance with Section 3(a); provided, however, that no director may be removed (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively by the shareholders entitled to vote thereon at an election in which the same total number of votes were cast (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only a director or directors elected by the same class or classes of shareholders as those who would be entitled to vote to fill such a vacancy, if any, shall vote to fill such vacancy.

     Section 4.  Conversion.  The holders of Preferred Stock have conversion
                 ----------
rights as follows (the "Conversion Rights"):

     (a)  Right to Convert.
          ----------------

          (i) Each share of Series A Convertible Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for Series A Convertible Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.9930 plus an amount equal to all declared but unpaid dividends on each such share on such date by the Series A Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Common Stock shall be deliverable upon conversion of Series A Convertible Preferred shall initially be $0.9027 per share of Common Stock upon the conversion of Series A Convertible Preferred (the "Series A Conversion Price"), and shall be subject to adjustment as set forth in this Section 4.

          (ii) Each share of Series B Convertible Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for Series B Convertible Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.63 plus an amount equal to all declared but unpaid dividends on each such share on such date by the Series B Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Common Stock shall be deliverable upon conversion of Series B Convertible Preferred shall initially be $1.63 per share of Common Stock upon the conversion of Series B Convertible Preferred (the "Series B Conversion Price"), and shall be subject to adjustment as set forth in this Section 4.

          (iii) Each share of Series C Convertible Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for Series C Convertible Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $7.1130 plus an amount equal to all declared but unpaid dividends on each such share on such date by the Series C Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Common Stock shall be deliverable upon conversion of Series C Convertible Preferred shall initially be $7.1130 per share of Common Stock upon the conversion of Series C Convertible Preferred (the "Series C Conversion Price"), and shall be subject to adjustment as set forth in this Section 4.

          (iv) Each share of Series D Convertible Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for Series D Convertible Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $10.42 plus an amount equal to all declared but unpaid dividends on each such share on such date by the Series D Conversion Price, determined as hereinafter provided, in effect at the time of the conversion. The price at which Common Stock shall be deliverable upon conversion of Series D Convertible Preferred shall initially be $10.42 per share of Common Stock upon the conversion of Series D Convertible Preferred (the "Series D Conversion Price"), and shall be subject to adjustment as set forth in this Section 4.

     For purposes of this Section 4, the term "Conversion Price" shall refer to the applicable Series A Conversion Price, the Series B Conversion Price,
Series C Conversion Price and/or Series D Conversion Price, as the case may be, unless specifically stated otherwise.

     (b)  Automatic Conversion.  Each share of Preferred Stock shall
          --------------------
automatically be converted into shares of Common Stock at the then effective Conversion Price upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of the Corporation to the public, which public offering results in aggregate gross proceeds to the Corporation (net of underwriting discounts and commissions) of at least (i) $10,000,000 with a price per share of at least $7.50, in the case of Series A Convertible Preferred, Series B Convertible Preferred and Series C Convertible Preferred, and (ii) $40,000,000 with a price per share of at least $11.50, in the case of Series D Convertible Preferred (in each case as adjusted for any Recapitalization) (the "Initial Public Offering"). Notwithstanding the foregoing, in the event of the automatic conversion of the Preferred Stock upon the Initial Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

     (c)  Mechanics of Conversion.  No fractional shares of Common Stock shall
          -----------------------
be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.
Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after delivery of such certificates or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted or, in the case of automatic conversion pursuant to Section 4(b), on the date immediately preceding the closing of the Initial Public Offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Notwithstanding the foregoing, in the event of the automatic conversion of the Preferred Stock upon the Initial Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock as from time to time shall be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation shall in accordance with the laws of the State of California increase the authorized amount of its Common Stock to a level sufficient to permit conversion of the Preferred Stock.

     (d)  Adjustments to Conversion Price for Diluting Issues.
          ---------------------------------------------------

          (i)    Special Definitions.  For purposes of this Section 4(d) and
                 -------------------
Section 3(b), the following definitions shall apply:

                 (1)  "Options" shall mean rights, options or warrants to
                       -------
subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                 (2)  "Original Issue Date" shall mean the date on which the
                       -------------------
first share of Series D Convertible Preferred was first issued.

                 (3)  "Convertible Securities" shall mean any evidences of
                       ----------------------
indebtedness, shares (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

                 (4)  "Additional Shares of Common Stock" shall mean all
                       ---------------------------------
shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                      (A) upon conversion of Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred or Series D Convertible Preferred;

                      (B) to officers, directors, and employees of, and consultants to, the Corporation to be designated and approved by the Board of Directors;

                      (C) to the Corporation's landlords or lenders which represent, or upon exercise would represent, less than one percent (1%) of TVP (as defined in Section 4(d)(i)(5) below) in the aggregate; or

                      (D) as a dividend or distribution on Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred and Series D Convertible Preferred if such dividend or distribution is made pro rata based on the respective percentages of TVP represented by Series A Convertible Preferred, Series B Convertible Preferred, Series C Convertible Preferred and Series D Convertible Preferred on the record date for such dividend or distribution or, if no record date is established, on the date such dividend or distribution is made.

                 (5)  "TVP" shall mean the total number of votes that may be
                       ---
cast in the election of directors (without taking into effect cumulative voting, if any) of the Corporation if all securities entitled to vote generally in such election were present and voted, assuming full conversion, exchange or exercise of all Convertible Securities and Options of the Corporation that are issued or granted and outstanding or reserved for issuance or grant by the Corporation.

          (ii)   Adjustment of Conversion Price Upon Issuance of Additional
                 ----------------------------------------------------------
Shares of Common Stock.  In the event that the Corporation shall issue
----------------------
Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii), but, excluding any shares issued whereby an adjustment to the Conversion Price is made pursuant to
Section 4(e), (f), (g) or (h) below) without consideration or for a consideration per share less than the Conversion Price on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock would purchase at the Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided, that, for the purpose of this
Section 4(d)(ii), all shares of Common Stock issuable upon conversion of any outstanding Preferred Stock, options, warrants, or convertible securities shall be deemed to be outstanding. The Conversion Price shall not be so reduced at that time if the amount of such reduction would be an amount less than one cent ($0.01), but any such amount shall be carried forward and reduction with respect thereto made at the time of any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate to one cent ($0.01) or more. No adjustment in the Series A Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the

Series A Conversion Price in effect on the date of, and immediately prior to, such issue. No adjustment in the Series B Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series B Conversion Price in effect on the date of, and immediately prior to, such issue. No adjustment in the Series C Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series C Conversion Price in effect on the date of, and immediately prior to, such issue. No adjustment in the Series D Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Series D Conversion Price in effect on the date of, and immediately prior to, such issue. Except to the limited extent provided in Section 4(d)(iii)(1)(B), Section 4(d)(iii)(1)(C) and Section 4(e), no adjustment of the Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

          (iii)  Deemed Issuance of Additional Shares of Common Stock.
                 ----------------------------------------------------

                 (1)  Options and Convertible Securities.  Except as otherwise
                      ----------------------------------
provided in Section 4(d)(ii), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(d)(iv) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                      (A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                      (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                      (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                           (I)  in the case of Convertible Securities or Options
for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                           (II)  in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                      (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                      (E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

          (iv)   Determination of Consideration.  For purposes of this
                 ------------------------------
Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                 (1)  Cash and Property:  Such consideration shall:
                      -----------------

                      (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends and provided further that no deduction shall be made for any commission or expense paid or incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

                      (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                      (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                 (2)  Options and Convertible Securities.  The consideration
                      ----------------------------------
per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                      (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                      (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

     (e)  Adjustments for Subdivisions, Stock Dividends, Combinations or
          --------------------------------------------------------------
Consolidation of Common Stock.  In the event that the outstanding shares of
-----------------------------
Common Stock shall be subdivided or increased (by stock split, stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision or the close of business on the record date for the determination of holders of Common Stock entitled to receive such stock dividend, be proportionately decreased; provided, however, that if following the record date with respect to such stock dividend such dividend is not fully paid, the Conversion Price shall be recomputed accordingly based on the number of shares of Common Stock actually issued. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

     (f)  Adjustments for Other Distributions.  In the event the Corporation at
          -----------------------------------
any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation (other than shares of Common Stock) or other persons and other than as otherwise provided for elsewhere in this
Section 4, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation or such other person which they would have received had their Preferred Stock been converted into Common Stock immediately prior to such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Preferred Stock.

     (g)  Adjustment for Reclassification, Exchange and Substitution.  If the
          ----------------------------------------------------------
Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than as provided for elsewhere in this Section 4 or Section 2), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Preferred Stock immediately before that change.

     (h)  Adjustment for Recapitalizations.  If at any time or from time to time
          --------------------------------
there shall be a recapitalization of the Common Stock (other than as provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of Preferred Stock shall thereafter be entitled to receive upon conversion of Preferred Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

     (i)  No Impairment.  The Corporation will not, by amendment of its Articles
          -------------
of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

     (j)  Certificate as to Adjustments.  Upon the occurrence of each adjustment
          -----------------------------
or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each affected holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the appropriate Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

     (k)  Notices of Record Date.  In the event that this Corporation shall
          ----------------------
propose at any time:

          (i) to declare any dividend or distribution upon its Junior Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

          (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights (except for offers for subscription made pursuant to the Corporation's 1996 Stock Incentive Plan);

          (iii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

          (iv) to merge or consolidate, or enter into any other business combination with, or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock (1) at least twenty (20) days' prior written notice of the date on which a record shall be taken for any such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto); and (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such an event).

     Each such written notice shall be delivered personally or given by first-class mail, postage prepaid, addressed to the holders of the Preferred Stock at the address for each such holder as shown on the books of this Corporation.

     Section 5.  Status of Converted Shares.  In case shares of Preferred Stock
                 --------------------------
shall be converted pursuant to Section 4, the shares so converted shall be canceled, retired and eliminated from the shares which the Corporation is authorized to issue.

     Section 6.  Covenants.  In addition to any other rights provided by law,
                 ---------
this Corporation shall not, without first obtaining the approval of the majority of the outstanding shares of Series A Convertible Preferred, Series B Convertible Preferred and Series D Convertible Preferred, voting together as a class on an as-converted basis:

     (a) apply any of its assets to the redemption, retirement, purchase or other acquisition directly or indirectly, through subsidiaries or otherwise, of any shares of Preferred Stock, except as set forth in Section 7 herein;

     (b) apply any of its assets to the repurchase or other acquisition directly or indirectly, through subsidiaries or otherwise, of any shares of Common Stock (except from directors, employees and consultants of the Corporation upon termination of employment) exceeding $25,000 in any twelve month period;

     (c) create or issue any new class or series of stock or any new series of Preferred Stock or reclassify any shares of Common Stock or any other stock of the Corporation into shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

     (d) declare or pay dividends on or make any distribution on account of any shares of Common Stock;

     (e) merge, consolidate or sell or assign substantially all of the Corporation's assets;

     (f) increase or decrease the authorized number of shares of Preferred Stock; and

     (g) amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation (as amended from time to time) that would change the rights, preferences, privileges or limitations of the Preferred Stock.

     Section 7.  Mandatory Redemption.
                 --------------------

     (a)  Series A Redemption.  This Corporation shall redeem, from any source
          -------------------
of funds legally available therefor, the Series A Convertible Preferred in four annual installments beginning on March 13, 2003, and continuing thereafter each year until March 13, 2006 (each a "Series A Redemption Date"). The Corporation shall effect such redemptions on the applicable Series A Redemption Date by paying in cash in exchange for the shares of Series A Convertible Preferred to be redeemed a sum of $0.9930 per share of Series A Convertible Preferred (as adjusted for any Recapitalization) plus all declared or accumulated but unpaid dividends on such shares (the "Series A Redemption Price"). The number of shares of Series A Convertible Preferred that the Corporation shall be required under this Section 7(a) to redeem on any one Series A Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series A Convertible Preferred outstanding immediately prior to the Series A Redemption Date by (ii) the number of remaining Series A Redemption Dates (including the Series A Redemption Date to which such calculation applies). Any redemption effectuated pursuant to this Section 7(a) shall be made on a pro rata basis among the holders of Series A Convertible Preferred in proportion to the number of shares of Series A Convertible Preferred then held by such holders. Notwithstanding anything to the contrary set forth above, this redemption provision with respect to Series A Convertible Preferred shall terminate upon the closing of an Initial Public Offering.

     (b)  Series B Redemption.  This Corporation shall redeem, from any source
          -------------------
of funds legally available therefor, the Series B Convertible Preferred in four annual installments beginning on March 13, 2003, and continuing thereafter each year until March 13, 2006 (each a "Series B Redemption Date"). The Corporation shall effect such redemptions on the applicable Series B Redemption Date by paying in cash in exchange for the shares of Series B Convertible Preferred to be redeemed a sum of $1.63 per share of Series B Convertible Preferred (as adjusted for any Recapitalization) plus all declared or accumulated but unpaid dividends on such shares (the "Series B Redemption Price"). The number of shares of Series B Convertible Preferred that the Corporation shall be required under this Section 7(b) to redeem on any one Series B Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Series B Convertible Preferred outstanding immediately prior to the Series B Redemption Date by (ii) the number of remaining Series B Redemption Dates (including the Series B Redemption Date to which such calculation applies). Any redemption effectuated pursuant to this Section 7(b) shall be made on a pro rata basis among the holders of Series B Convertible Preferred in proportion to the number of shares of Series B Convertible Preferred then by held by such holders. Notwithstanding anything to the contrary set forth above, this redemption provision with respect to Series B Convertible Preferred shall terminate upon the closing of an Initial Public Offering.

     (c)  Redemption Mechanics.  At least fifteen (15) days prior to each
          --------------------
Series A Redemption Date or Series B Redemption Date (in either case, a "Redemption Date"), written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of Series A Convertible Preferred and Series B Convertible Preferred (collectively, the "Redeemable Preferred"), at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Series A Redemption Price or Series B Redemption Price (in either case, the "Redemption Price"), the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, his certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section 7(d) hereof, on or after the Redemption Date, each holder of the Redeemable Preferred shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Nothing herein shall be deemed to prevent a holder of the Redeemable Preferred from converting all or part of such holder's Preferred Stock into Common Stock in accordance with the terms of
Section 4 hereof at any time prior to a Redemption Date covering such shares, and the provisions of this Section 7 shall not apply to any shares so converted.

     (d)  Insufficient Funds for Redemption.  From and after the Redemption
          ---------------------------------
Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Redeemable Preferred designated for redemption in the Redemption Notice (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates), shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of all shares of Redeemable Preferred on any Redemption Date are insufficient to redeem the total number of shares of Redeemable Preferred to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares from holders of Series A Convertible Preferred and from holders of Series B Convertible Preferred having an aggregate Redemption Price equal to the total amount of funds which are legally available for redemption multiplied by a fraction, which

          (i) in the case of Series A Convertible Preferred, shall have a numerator determined by multiplying the number of shares of Series A Convertible Preferred then held by such holder by the Series A Redemption Price, and a denominator consisting of the sum of (A) the total number of shares of Series A Convertible Preferred then outstanding multiplied by the Series A Redemption Price and (B) the total number of shares of Series B Convertible Preferred then outstanding multiplied by the Series B Redemption Price; and

          (ii) in the case of Series B Convertible Preferred, shall have a numerator determined by multiplying the number of shares of Series B Convertible Preferred then held by such holder by the Series B Redemption Price, and a denominator consisting of the sum of (A) the total number of shares of Series A Convertible Preferred then outstanding multiplied by the Series A Redemption Price and (B) the total number of shares of Series B Convertible Preferred then outstanding multiplied by the Series B Redemption Price.

The shares of Series A Convertible Preferred or Series B Convertible Preferred, as the case may be, not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein, including the rights of conversion set forth in Section 4 hereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Redeemable Preferred, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed in accordance with the foregoing procedures."


                           [intentionally left blank]

3. The foregoing amendment of Articles of Incorporation has been duly approved by the Board of Directors.

4. The foregoing amendment of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Sections 902 and 903 of the Corporations Code. The total number of outstanding shares of the Corporation is 18,866,348 shares of Common Stock, 1,510,533 shares of Series A Convertible Preferred Stock, 6,316,705 shares of Series B Convertible Preferred Stock and 4,819,538 shares of Series C Convertible Preferred Stock. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was
     (i) more than fifty percent (50%) of the Common Stock and the Preferred Stock voting together as a single class, (ii) more than fifty percent (50%) of the Common Stock voting as a single class, (iii) more than fifty percent (50%) of the Preferred Stock voting as a single class, (iv) more than fifty percent (50%) of the Series A Convertible Preferred Stock voting as a single class, and (v) more than fifty percent (50%) of the Series B Convertible Preferred Stock voting as a single class.



                                  _______________________________
                                  Stephen G. Perlman
                                  President



                                  _______________________________
                                  Bruce A. Leak
                                  Secretary

The undersigned declare under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of our own knowledge.

Executed in Palo Alto, California, on February ___, 1997.


                                  ______________________________
                                  Stephen G. Perlman



                                  _____________________________
                                  Bruce A. Leak